UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Accelerate Diagnostics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACCELERATE DIAGNOSTICS, INC.

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

(520) 365-3100

SUPPLEMENT TO PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2022

EXPLANATORY NOTE

On April 7, 2022, Accelerate Diagnostics, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission in connection with the Company’s Annual Meeting of Shareholders to be held on May 12, 2022. The Company is filing this proxy statement supplement (this “Supplement”) to the Proxy Statement solely to correct an inadvertent omission on page 3 of the Proxy Statement in the “Information About the Annual Meeting” section. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically corrected by this Supplement, all information in the Proxy Statement remains unchanged.

The question and answer under the caption, “Will my shares be voted if I do not provide my proxy?” on page 3 of the Proxy Statement are amended and restated in their entirety as follows:

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the Annual Meeting and vote in accordance with the virtual meeting instructions.

If, however, you hold your shares in street name, your shares may be voted under certain circumstances. Brokers and other agents generally have the authority to vote customers’ un-voted shares on certain “routine” matters. The approval of the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal 2) and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal 5) are the only proposals at the Annual Meeting that we believe are routine. Accordingly, brokers and other agents that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion. A “broker non-vote” occurs when the broker or other agent is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.